Eventbrite Reports First Quarter Fiscal Year 2022 Financial Results
4/28/2022
Revenue of $55.9 million, up 101% from the first quarter of 2021 exceeding prior outlook
Paid ticket volume of 18.1 million rose 76% year-over-year fueled by the return of in-person events
Positive adjusted EBITDA for the third consecutive quarter
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing and experience technology platform, today posted its financial results for the quarter ended March 31, 2022. The First Quarter 2022 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“Eventbrite has started the year with great execution on our product-led strategy. Paid ticket volume and the number of events on our platform continued to show strong year-over-year growth as we provided creators with the right tools to grow their reach,” said Julia Hartz, Eventbrite co-founder and Chief Executive Officer. “Looking ahead, we will keep moving swiftly to meet the needs of our customers. Our product roadmap, and our whole team, are focused on helping creators launch and market their events to capture the strong consumer demand for live experiences."
Earnings Webcast Information
Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s first quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite First Quarter 2022 Earnings Conference Call
Date: Thursday, April 28, 2022

Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 290 million tickets distributed for over 5 million total events in 2021, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.
Eventbrite Investor Relations
investors@eventbrite.com
Source: Eventbrite, Inc.